UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2006 (March 21, 2006)

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Compensation of Named Executive Officers

Salary Increases and Performance Based Bonuses. On March 21, 2006, effective as of January 1, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved salary increases for our named executive officers as set forth in the chart below.

On March 21, 2006, the Compensation Committee also approved the formula for determining performance based bonuses for calendar year 2006 under our 2003 Executive Incentive Plan for our named executive officers. Those formulas provide for bonuses equal to a percentage of each executive’s 2006 base salary if certain net income targets are achieved. The threshold, target and maximum percentages of base salary that would be payable as bonuses if those net income targets are achieved are also set forth in the chart below.

			Bonus Percentages
Name and Position	Prior Base Salary	New Base Salary	Threshold	Target	Maximum
Paul H. Stebbins Chairman and Chief Executive Officer	$525,000	$575,000	15%	100%	225%

Michael J. Kasbar President and Chief Operating Officer	$525,000	$575,000	15%	100%	225%

Robert S. Tocci EVP, Chief Financial Officer	$375,000	$475,000	15%	100%	200%

Michael Clementi President of World Fuel Services, Inc.	$425,000	$475,000	15%	100%	200%

Frank X. Shea EVP, Chief Risk and Administrative Officer	$290,000	$325,000	15%	100%	150%

Equity Awards. Attached as Exhibits 10.1 and 10.2 hereto are the forms of award agreements that the Company uses for the granting of restricted stock and stock-settled stock appreciation rights, respectively, pursuant to our 2001 Omnibus Plan.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description
10.1	Form of 2001 Omnibus Plan Restricted Stock Grant Agreement

10.2	Form of 2001 Omnibus Plan Stock-Settled Stock Appreciation Right Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 27, 2006	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
General Counsel & Corporate Secretary